Exhibit 99.1

                [THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

July 23, 2003                                      For More Information Contact:
                             Mark D. Curtis, Senior Vice President and Treasurer
                                                        (516) 671-4900, Ext. 556

                             PRESS RELEASE IMMEDIATE
                 THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES
                             SECOND QUARTER EARNINGS

      Glen Head, New York, July 23, 2003 - Earnings per share were $1.34 for the first six months of this year compared to $1.32 earned in the similar 2002 period. For the second quarter of 2003, earnings per share were 60 cents, a decline from the 70 cents earned in the same quarter last year. Net income for the most recent six months was $5,603,000. Total assets were $841,156,000 at June 30, 2003 and the growth of our core products continues to be good.

      The most significant items positively affecting earnings for the six months were a 14% increase in average checking balances and an unusually large commercial mortgage prepayment fee received in the first quarter; the prepayment fee, the recurrence of which is unlikely, is equivalent to approximately 8 cents per share. Other important factors also favorably impacting earnings were gains on sales of equity securities and continued growth of money market type savings balances and residential mortgages.

      Overwhelmingly, the most negative influence on earnings are the effects of the severe decline in interest rates. On a sequential quarter-to-quarter basis, after a modest uptick in the first quarter, net interest margin continued to decrease. As we have cautioned in the past, sustained lower interest rates should exacerbate the decline in our net interest margin and further negatively impact our income. Also adversely affecting earnings, especially in the second quarter, were expenses of our growth strategies particularly the opening of our three New York City branches.

      The New York City commercial offices were opened on June 2nd and, while it is premature to predict their ultimate success, so far the results are encouraging. Our free checking campaign is attracting consumer checking business to the Bank resulting in a growth of about 6% in the number of net new consumer checking accounts so far.

      As previously announced, the Corporation is paying a cash dividend of 34 cents per share today to shareholders of record on July 7, 2003. This semiannual cash dividend is 19% greater than the dividend paid last year at this time.

                            BALANCE SHEET INFORMATION

                                                      6/30/03          6/30/02
                                                      -------          -------
                                                            (in thousands)

Total Assets .................................        $841,156         $759,751

Net Loans ....................................         272,889          244,094

Investment Securities ........................         463,403          409,547

Checking Deposits ............................         278,013          241,371

Savings and Time Deposits ....................         469,854          431,997

Total Stockholders' Equity ...................          86,706           80,670


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

                          INCOME STATEMENT INFORMATION

                                                        Six Months Ended         Three Months Ended
                                                      ---------------------     ---------------------
                                                      6/30/03       6/30/02     6/30/03       6/30/02
                                                      -------       -------     -------       -------
                                                          (in thousands)            (in thousands)

Net Interest Income ...............................   $ 16,173     $ 15,670     $  7,701     $  8,084
Provision For Loan Losses .........................        150          150           75           50
                                                      --------     --------     --------     --------
Net Interest Income After Loan Loss Provision .....     16,023       15,520        7,626        8,034
                                                      --------     --------     --------     --------

Noninterest Income ................................      3,002        2,808        1,517        1,479
Noninterest Expense ...............................     11,557       10,748        5,872        5,447
                                                      --------     --------     --------     --------
  Income Before Income Taxes ......................      7,468        7,580        3,271        4,066
Income Tax Expense ................................      1,865        1,965          761        1,099
                                                      --------     --------     --------     --------
Net Income ........................................   $  5,603     $  5,615     $  2,510     $  2,967
                                                      ========     ========     ========     ========

Earnings Per Share:
Basic .............................................   $   1.37     $   1.34     $    .62     $    .71
Diluted ...........................................   $   1.34     $   1.32     $    .60     $    .70

      This earnings release contains "forward-looking statements" within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934. Such statements are generally contained in sentences including the words "may" or "expect" or "could" or "should" or "would" or "believe". The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

      For more detailed financial information please see the Corporation's Form 10-Q for the quarterly period ended June 30, 2003. The Form 10-Q will be available on or before August 14, 2003 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-Q by going to our website at www.fnbli.com and clicking on "The First of Long Island Corporation."


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